Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Advanced Series Trust of our report dated February 16, 2021, relating to the financial statements and financial highlights, which appear in AST Large Cap-Core Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2020 of our report dated February 22, 2021, relating to the financial statements and financial highlights, which appear in AST QMA US Equity Alpha Portfolio’s Annual Report on Form N-CSR for the year ended December 31, 2020.  We also consent to the references to us under the headings “Financial Highlights” and “Form of Plan of Reorganization” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

June 25, 2021